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                                                                    EXHIBIT 10.1

Summary of 2006 Executive Bonus Plan

      At meetings of the Board of Directors and the Compensation Committee of the Board of Directors of Idenix Pharmaceuticals, Inc. (the "Company") held on March 7, 2006, the directors approved 2006 annual base salaries and targets for cash and equity bonuses for each of the Company's executive officers.

      Identified below is the 2006 annual base salary, target cash and equity bonus data with respect to each of the Company's "named executive officers" (as defined in Regulation S-K item 402(a)(3)). For each named executive officer, the 2006 cash bonus and the award of stock options will be based on the Company's overall 2006 performance, as well as each officer's individual performance measured against performance goals that have been established for both the Company and the respective officer. The corporate performance component will account for 60% of the total bonus and the individual performance component will account for 40% of the total bonus. The 2006 goals and performance criteria include continuation of the timely and successful development of the Company's product candidates and effective management of growing operations at the Company.

      Each executive officer named below is a party to an employment agreement with the Company. These agreements have been filed as exhibits to the Company's Registration Statement on Form S-1 (No. 333-111157). The agreements provide for the annual payment of bonuses in a range from zero to 200% of the target amount, dependent upon achievement of the performance goals identified at the beginning of each year. The bonus targets for each officer were established in the respective employment agreements. To the extent that such targets increase, the newly increased target amount becomes the minimum target amount for all future periods remaining during the term of the employment agreement.

                                                                 2006
                                           -----------------------------------------------
                                                                 TARGET
                                                                 BONUS          TARGET
                                               BASE          % of base        OPTION AWARD
       NAMED EXECUTIVE OFFICER                SALARY           salary)           (shares)
                                           -------------     -----------      ------------
Jean-Pierre Sommadossi                     $     525,000              60%         150,000
  Chairman of the Board
  President and Chief
  Executive Officer

David A. Arkowitz                                313,635              50%          40,000
  Chief Financial Officer and
  Treasurer

Guy Macdonald                                    313,635              50%          40,000
  Executive Vice President,
  Operations

Nathaniel A. Brown                               307,400              50%          40,000
  Chief Medical Officer,
  Executive Vice President,
  Clinical Research

Andrea J. Corcoran                               275,834              35%          30,000
  Executive Vice President,
  Legal and Administration